Issuer Free Writing Prospectus, dated March 8, 2021

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration No. 333-253860

Teledyne Technologies Incorporated

$3,000,000,000

$300,000,000 0.650% Notes due 2023

$450,000,000 0.950% Notes due 2024

$450,000,000 1.600% Notes due 2026

$700,000,000 2.250% Notes due 2028

$1,100,000,000 2.750% Notes due 2031

Pricing Term Sheet dated March 8, 2021

Issuer:	Teledyne Technologies Incorporated (the “Company”)

Security Description:

$300,000,000 0.650% Notes due 2023 (the “2023 Notes”)

$450,000,000 0.950% Notes due 2024 (the “2024 Notes”)

$450,000,000 1.600% Notes due 2026 (the “2026 Notes”)

$700,000,000 2.250% Notes due 2028 (the “2028 Notes”)

$1,100,000,000 2.750% Notes due 2031 (the “2031 Notes” and, together with the 2023 Notes, the 2024 Notes, the 2026 Notes and the 2028 Notes, the “Notes”)

Distribution:	SEC-registered

Principal Amount:	2023 Notes: $300,000,000 2024 Notes: $450,000,000 2026 Notes: $450,000,000 2028 Notes: $700,000,000 2031 Notes: $1,100,000,000

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB / BBB - (stable/stable/stable)

Coupon:	2023 Notes: 0.650% 2024 Notes: 0.950% 2026 Notes: 1.600% 2028 Notes: 2.250% 2031 Notes: 2.750%

Public Offering Price:

2023 Notes: 99.970% of the principal amount

2024 Notes: 99.884% of the principal amount

2026 Notes: 99.981% of the principal amount

2028 Notes: 99.774% of the principal amount

2031 Notes: 99.582% of the principal amount

Yield to Maturity:	2023 Notes: 0.665% 2024 Notes: 0.989% 2026 Notes: 1.604% 2028 Notes: 2.285% 2031 Notes: 2.798%

Benchmark Treasury:

2023 Notes: UST 0.125% due February 28, 2023

2024 Notes: UST 0.125% due February 15, 2024

2026 Notes: UST 0.500% due February 28, 2026

2028 Notes: UST 1.125% due February 29, 2028

2031 Notes: UST 1.125% due February 15, 2031

Spread to Benchmark Treasury:	2023 Notes: +50 basis points
2024 Notes: +65 basis points
2026 Notes: +75 basis points
2028 Notes: +100 basis points
2031 Notes: +120 basis points

Benchmark Treasury Price / Yield:	2023 Notes: 99-29+ / 0.165%
2024 Notes: 99-12 / 0.339%
2026 Notes: 98-09 / 0.854%
2028 Notes: 98-30 / 1.285%
2031 Notes: 95-21+ / 1.598%

Trade Date:	March 8, 2021

Settlement Date:	March 22, 2021 (T+10)**

Maturity Date:	2023 Notes: April 1, 2023
2024 Notes: April 1, 2024
2026 Notes: April 1, 2026
2028 Notes: April 1, 2028
2031 Notes: April 1, 2031

Record Date:	March 15 and September 15 of each year

Interest Payment Dates:	April 1 and October 1 of each year, commencing on October 1, 2021

Optional Redemption:

Make-Whole Call:	2023 Notes: T+10 basis points (at any time before April 1, 2023)
2024 Notes: T+10 basis points (at any time before April 1, 2022)
2026 Notes: T+15 basis points (at any time before March 1, 2026)
2028 Notes: T+15 basis points (at any time before February 1, 2028)
2031 Notes: T+20 basis points (at any time before January 2, 2031)

Par Call:	2023 Notes: Not applicable

2024 Notes: At any time on or after April 1, 2022 (the date that is two years prior to the stated maturity of such Notes) 2026 Notes: At any time on or after March 1, 2026 (the date that is one month prior to the stated maturity of such Notes) 2028 Notes: At any time on or after February 1, 2028 (the date that is two months prior to the stated maturity of such Notes) 2031 Notes: At any time on or after January 2, 2031 (the date that is three months prior to the stated maturity such Notes)

Special Mandatory Redemption:	The completion of this offering is not contingent on the closing of the FLIR Acquisition. If the closing of the FLIR Acquisition has not occurred on or prior to the earlier of (i) December 31, 2021 and (ii) the date the Merger Agreement, including any amendment thereof, is terminated, according to its terms, we will redeem the 2023 Notes, the 2024 Notes, the 2026 Notes, and the 2031 Notes in whole at a special mandatory redemption price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, on the principal amount of such Notes to, but excluding, the special mandatory redemption date.

Change of Control Triggering Event:	Puttable at 101% of principal plus accrued and unpaid interest, if any

Denominations/Multiple:	$2,000 / $1,000

CUSIP / ISIN:	2023 Notes: 879360 AA3 / US879360AA33
2024 Notes: 879360 AB1 / US879360AB16 2026 Notes: 879360 AC9 / US879360AC98 2028 Notes: 879360 AD7 / US879360AD71 2031 Notes: 879360 AE5 / US879360AE54

Joint Book-Running Managers:	BofA Securities, Inc.
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.

Sr. Co-Managers:	BMO Capital Markets Corp.
MUFG Securities Americas Inc.
PNC Capital Markets LLC Truist Securities, Inc.

Co-Managers:	BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
KeyBanc Capital Markets Inc. Siebert Williams Shank & Co., LLC

*

A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each of the security ratings above should be evaluated independently of any other security rating.

**

The Company expects that delivery of the Notes will be made to investors on or about March 22, 2021, which will be the 10th business day following the date of this pricing term sheet (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Company has filed with the SEC that are incorporated into the prospectus supplement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request it by calling BofA Securities toll free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533, or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Teledyne Technologies Incorporated on March 8, 2021 relating to its prospectus dated March 4, 2021.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.